1,000,000 SHARES
                               PATCOMM CORPORATION

                            SELECTED DEALER AGREEMENT


                                                             Dated:       , 1997

Dear Sirs:

     Subject to the terms and conditions of an Underwriting Agreement between Andrew Garrett, Inc. as Underwriter (the "Underwriter") and Patcomm Corporation, a Nevada Corporation (the "Company"), we have agreed, as agent for the Company, to offer for sale to the public on a "best efforts, all or none" basis, 1,000,000 Shares of the Company, as described below (the "Shares"). Unless
1,000,000 Shares offered are subscribed and paid for during an offering period of ninety (90) days (which may be extended for an additional ninety (90) days by the mutual consent of the Company and the undersigned, with up to an additional 10 business days to permit the clearance of funds in escrow) (the "Offering Period"), none of the Shares will be sold.

1.  Selected Dealers.

     As Underwriter, we are offering to certain selected dealers (the "Selected Dealers") who are members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") the right as set forth herein to sell a portion of the Shares to the public at the public offering price of $5.75 per Share.

 2.  Escrow of Subscription Funds.

     The  proceeds  of the  offering  will be  placed in  escrow  with  European
American  bank,   ________________________________________________________  (the
"Escrow Agent").

3.  Selling Concession.

     The Selected Dealers will be allowed on all Shares sold by them a concession of $__ per Share. Selected Dealers may re-allow out of such concessions an amount not exceeding $__ per Share only to other members in good standing of the NASD.

4.  Selected Dealer Sales.

     The Selected Dealers shall purchase the Shares for their customers only through the Underwriter, and all such purchases shall be made upon orders already received by the Selected Dealers from their customers. No Shares may be purchased for the account of the Selected Dealers or its affiliates. In all sales of the Shares hereunder, the Selected Dealer shall confirm as agent for a member of the public.

5.  Compliance with Securities Laws and NASD Rules of Fair Practice.

     On becoming a Selected Dealer and in offering and selling the Shares you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934. Upon application, you will be informed as to the states in which the Underwriter has been advised that the Shares have been qualified for sale under the respective securities or blue sky laws of such states, but the Underwriter does not assume any obligations or responsibility as to the right of any Selected Dealer to sell the Shares in any state or as to any sale therein, notwithstanding any information the Underwriter may furnish as to the states where it is believed the Shares may be lawfully sold.

     In connection with this offering, we will each comply with Rule 2420 of the Conduct Rules of the NASD and IM 2420-1 inasmuch as we will not deal with any non-member broker or dealer except at the same prices and terms as are accorded by us to the general public. In addition, in connection with this offering, we will each comply with the Rules of Fair Practice of the NASD and, without limiting the foregoing we each agree that we shall comply with Rules 2710, 2730, 2740 and 2750, and IM 2730, 2740 and 2750 of said Conduct Rules of the NASD and the related sections specified in such rules.

6.  Delivery of Funds.

     Amounts in payment for subscriptions of the Shares shall be promptly transmitted by the Selected Dealers directly to the Escrow Agent, i.e., no later than 12:00 noon of the next business day following the Selected Dealer's receipt thereof.

7.  Payment and Deposit of Sales Proceeds.

     All payments received by the Selected Dealer for the sale of the Shares sold pursuant to this Agreement shall be transmitted to the Escrow Agent in clearing house funds, accompanied by all confirmations and applications identifying the subscribers of such Shares by name, address, taxpayer identifying number and quantity of Shares subscribed for. All checks and other orders for the payment of money shall be made payable to the order of "European American Bank, as Escrow Agent for Patcomm, Corp." and shall be in the full public offering price of $5.75 per Share.

8.  Closing and Delivery of Certificates.

     A closing shall be had at the offices of the Escrow Agent or such other place as the Underwriter may determine, on or before the tenth business day after the termination of the Offering Period, such last date for payment and delivery being referred to herein as the "Closing Date". Promptly after the closing, certificates for the Shares sold by you shall be delivered to you in such name and denominations as you shall have requested, and your selling commissions shall be paid to you promptly thereafter.

9.  Selected Dealer's Undertakings.

     No person is authorized to make any representations concerning the Shares except those contained in the Company's then current prospectus. The Selected Dealer will not sell the Shares pursuant to this Agreement unless the prospectus is furnished to the purchaser at least 48 hours prior to his receipt of a confirmation of the sale. The Selected Dealer agrees not to use any supplemental sales literature of any kind without prior written approval of the Underwriter, unless it is furnished by the Underwriter for such purpose. In offering and selling the Shares, the Selected Dealers will rely solely on the representations contained in the Company's prospectus which will be supplied by the Underwriter in reasonable quantities upon request.

10.  Representations and Warranties of Selected Dealers.

     By accepting this Agreement, the Selected Dealer represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; is qualified to act as a broker-dealer in the states or other jurisdictions in which it offers the Shares; is a member in good standing with the NASD; and will maintain such registrations, qualifications and memberships throughout the term of this Agreement. Further, the Selected Dealers agree to comply with all applicable Federal laws; the laws of the states or other jurisdictions in which it is licensed as a broker-dealer. The Selected Dealers shall not be entitled to any compensation during any period in which it has been suspended or expelled from membership in the NASD.

11.  Indemnification.

     The Company and the Underwriter have agreed to certain indemnities, as more particularly set forth in the Underwriting Agreement between the parties which has been filed as an Exhibit to the Company's Registration Statement.

12.  Expenses.

     No expenses will be charged to Selected Dealers. A single transfer tax, if any, on the Sale of the Shares by the Selected Dealers to their customers will be paid when such Shares are delivered to the Selected Dealers for delivery to their customers. However, the Selected Dealer will pay its proportionate share of any transfer tax or other tax (other than the single transfer tax described above) if any such tax shall be from time to time assessed against the Underwriter and other Selected Dealers.

13.  Communications.

     All communications to the Underwriter shall be sent to Andrew Garrett, Inc., 310 Madison Avenue, Ste. 406, New York, N.Y. 10017. Any notice to the Selected Dealers shall be properly given if telephoned or mailed to the Selected Dealer at its telephone number or address set forth below.

14.  Assignment and Termination.

     This Agreement may not be assigned by the Selected Dealer without the Underwriter's written consent. This Agreement will terminate upon the termination of the offering, except that either party may terminate this Agreement at any time by giving written notice to the other.

15.  No Authority to Act as Agent.

     As a Selected Dealer, you are not authorized to act as agent for the Underwriter or the Company in offering any Shares to the public or otherwise.

16.  Liability.

     Nothing herein will constitute the Selected Dealers an association or other separate entity or partners with the Underwriter or with each other or with the Company, but you will be responsible for your share of any liability to you for or in respect to the authorization, issuance, full payment, non-assessability, value or validity of any Shares; for or in respect to the form or of the statements contained in or omitted from, the Prospectus or Registration Statement, the Underwriting Agreement, or any other instrument executed by the Company or by others, or any agreement on its or their part to be performed; for or in respect to the qualification of the Shares for sale under the Securities Act of 1933, as amended, or the laws of any jurisdiction; or for or in respect to any other matter connected with this Agreement, except agreements expressly assumed by us herein and none shall be implied; provided , however, that nothing herein shall be deemed to deny, exclude or impair any liability imposed by the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

17.  Public Advertisement.

     It is expected that public advertisement of the Shares will be made on or about the date of the commencement of the initial public offering. Twenty-four
(24) hours after such advertisement shall have appeared, but not before, you will be free to advertise the Shares allotted for sale to or sold by you or such larger number of Shares as you may desire, without consent, at your own risk and expense, under your own name, subject to any restriction by local laws; but your advertisement must conform in all respects to the requirements of the Securities Act of 1933, as amended, and the Underwriter shall be under no obligation or liability in respect of such advertisement.

18.  Termination; Cancellation of Offering.

     This Agreement shall terminate on the Closing Date as defined by the Underwriting Agreement and may be terminated by us at any time prior thereto.

     The Underwriting Agreement provides that unless at least 1,000,000 Shares offered thereunder are sold during the Offering Period, the Offering will be canceled. If the offering is canceled, this Agreement will terminate and all sales by you and for your account hereunder will be similarly canceled, and all payments received will be refunded directly to the subscribers by the Escrow Agent with interest and without deduction for commissions or expenses.

     Notwithstanding such termination or cancellation, you shall remain liable to the extent provided by law, for your proportionate amount of any claim, demand, or liability which may be asserted against you along or against you together with other Selected Dealers and/or us, based upon the claim that the Selected Dealers or any of them and/or us constitute an association, an unincorporated business, or any other separate entity.

19.  Application to Participate.

     If you desire to offer and sell any of the Shares, your application should reach us promptly by telephone or telegraph at the offices of Andrew Garrett, Inc., 310 Madsion Avenue, Ste. 406, New York, N.Y. 10017 (telephone (212) 682-8833) and you should sign and return to us the enclosed copy of this Agreement, whereupon we shall use our best efforts to comply with your request. The Underwriter reserves the right to accept, reject or modify subscriptions, in whole or in part, to make allotments, and to close the subscription book, at any time, without notice. Subscriptions for Shares will be confirmed subject to the terms and conditions of this Agreement. The Shares are offered for delivery, when, as and if accepted by the Underwriter and subject to the terms stated herein and in the prospectus (a copy of which is enclosed) filed as Part I of the aforementioned Registration Statement; to the approval of counsel for the Underwriter and the Company as to legal matters; and to withdrawal, cancellation or modification, without notice.

20.  Confirmation.

     Please confirm the foregoing and indicate the number of Shares you desire allotted to you by telegraphing your acceptance and order and by signing the duplicate copy of this Agreement enclosed herewith returning it to us at the address set forth in Section 13 above.



                                       Very truly yours,

                                       ANDREW GARRETT, INC.


                                       By:
                                           -------------------------------------
                                           Drew Sycoff, President


     We accept your offer to become a Selected Dealer on the terms specified above and acknowledge receipt of the definitive Prospectus. In becoming a Selected Dealer, we have relied solely on the definitive Prospectus, and no other statements, written or oral.

     On the terms set forth above, we hereby subscribe for an allotment of ______ Shares.

Dealer Name:
             ----------------------------------------

Address:
             ----------------------------------------

             ----------------------------------------

Telephone:
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Tax I.D. #:
             ----------------------------------------




                                       Accepted By:
                                                   -----------------------------

                                       Date Accepted:
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